Exhibit 99.1

Bonnie Hammer, Chairman, NBCUniversal Cable Entertainment Group,
joins eBay Inc. Board of Directors

SAN JOSE, CA (January 6, 2015) — eBay Inc. (Nasdaq: EBAY) today announced that it has appointed Bonnie Hammer, Chairman, NBCUniversal Cable Entertainment, as an independent director to the company’s Board of Directors, effective January 6, 2015.

Hammer brings with her a wealth of experience in consumer programming, social and digital brand experiences, as well as senior executive, operational and board roles.  As Chairman of NBCUniversal Cable Entertainment, Hammer leads one of the television industry’s most profitable and diverse cable portfolios, including 10 cable networks and two Hollywood studios. Three of her cable networks rank in the Top 10, with USA Network being the most-watched cable entertainment network. In December, The Hollywood Reporter named Hammer the Most Powerful Woman in Entertainment in the annual Power 100 list - a measure of influence, accomplishment and financial success in the entertainment industry.

“We are delighted to have Bonnie Hammer join our board,” said eBay Inc. President and CEO John Donahoe. “Bonnie has a phenomenal reputation in the industry and brings with her outstanding consumer understanding combined with strong digital and social expertise. We look forward to benefitting from her insight and experience.”

Commenting on her appointment, Hammer said: “I have tremendous admiration for companies with the kind of pioneering spirit and innovation eBay has demonstrated from day one. It’s an especially exciting time to join the board as eBay and PayPal move to become two independent, publicly traded entities. I’m honored to be joining such an outstanding Board of Directors.”

Hammer joined USA as a Universal Television programming executive in 1989; she subsequently held several executive positions at the company, including President of USA Network and Syfy. Prior to that, she developed and produced original programming at Lifetime Television Network, ABC affiliate WCVB in Boston, and PBS. Hammer has consistently been included among both Fortune Magazine’s ‘50 Most Powerful Women’ and Forbes Magazine’s ‘The World’s 100 Most Powerful Women.’ She has been honored with several awards throughout her career, including the 2013 Matrix Award from New York Women in Communications; B’nai B’rith’s recognition in 2012 for “her commitment to initiatives confronting racism and bigotry;” and the 2008 Anti-Defamation League’s Entertainment Industry Award. Hammer is currently on the board of directors at IAC, a leading media and Internet company with more than 150 brands, and has also served on the board of the Ad Council.

As a photographer, Hammer has had her work displayed in several galleries and published in a variety of media. Hammer holds a bachelor’s degree in communications and a master’s degree in media and new technology from Boston University.

Ms. Hammer will take the number of independent directors to 10 on eBay Inc.’s 12-member board. The other two directors are eBay Inc. Founder and Chairman Pierre Omidyar, the company’s largest shareholder, and company President and CEO John Donahoe. On September 30, 2014, eBay Inc. announced that its Board of Directors had approved a plan to separate the company’s eBay and PayPal businesses into independent publicly traded companies in 2015, subject to customary conditions. Decisions on which boards eBay Inc. directors will serve will be determined closer to the time of separation.

About eBay Inc.
eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $205 billion* of commerce volume in 2013. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.
* This adjusted number reflects decision to remove vehicles and real estate GMV from ongoing total GMV and ECV metrics (previously stated ECV for 2013 was $212 billion, incorporating vehicles and real estate GMV)